SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                               (Amendment No. )(1)

                             EXTREME NETWORKS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    30226D106
                                 (CUSIP Number)

                                  JULY 7, 2005
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            |_|   Rule 13d-1(b)

            |X|   Rule 13d-1(c)

            |_|   Rule 13d-1(d)

                              (Page 1 of 23 Pages)

----------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

CUSIP NO. 30226D106                   13G                     Page 2 of 23 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Raj Rajaratnam
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          6,281,073
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    6,281,073
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,281,073
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30226D106                   13G                     Page 3 of 23 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Management, L.L.C.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          6,281,073
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    6,281,073
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,281,073
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30226D106                   13G                     Page 4 of 23 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Management, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          6,281,073
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    6,281,073
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,281,073
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30226D106                   13G                     Page 5 of 23 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Advisors, L.L.C.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,184,975
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    1,184,975
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,184,975
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30226D106                   13G                     Page 6 of 23 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Captains Partners, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          613,325
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    613,325
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     613,325
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30226D106                   13G                     Page 7 of 23 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Captains Offshore, Ltd.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          2,589,498
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    2,589,498
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,589,498
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30226D106                   13G                     Page 8 of 23 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Technology Partners II, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          419,350
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    419,350
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     419,350
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30226D106                   13G                     Page 9 of 23 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Technology Offshore, Ltd.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Bermuda
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          1,605,650
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    1,605,650
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,605,650
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30226D106                   13G                    Page 10 of 23 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Explorers Partners, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          32,900
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    32,900
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     32,900
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30226D106                   13G                    Page 11 of 23 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Explorers Offshore, Ltd.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Bermuda
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          167,100
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    167,100
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     167,100
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30226D106                   13G                    Page 12 of 23 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Communications Partners, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          119,400
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    119,400
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     119,400
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30226D106                   13G                    Page 13 of 23 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Communications Offshore, Ltd.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          483,100
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    483,100
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     483,100
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.4%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30226D106                   13G                    Page 14 of 23 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Galleon Buccaneers Offshore, Ltd.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |X|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
               5.   SOLE VOTING POWER

                    0
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY          250,750
    EACH       -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER
   PERSON
    WITH            0
               -----------------------------------------------------------------
               8.   SHARED DISPOSITIVE POWER

                    250,750
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     250,750
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.2%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 30226D106                   13G                    Page 15 of 23 Pages

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A).  NAME OF ISSUER:

                  Extreme Networks, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3585 Monroe Street
                  Santa Clara, CA  95051

ITEM 2(A).  NAME OF PERSON FILING:

                  Raj Rajaratnam
                  Galleon Management, L.L.C.
                  Galleon Management, L.P.
                  Galleon Advisors, L.L.C.
                  Galleon Captains Partners, L.P.
                  Galleon Captains Offshore, Ltd.
                  Galleon Technology Partners II, L.P.
                  Galleon Technology Offshore, Ltd.
                  Galleon Explorers Partners, L.P.
                  Galleon Explorers Offshore, Ltd.
                  Galleon Communication Partners, L.P.
                  Galleon Communication Offshore, Ltd.
                  Galleon Buccaneers Offshore, Ltd.

                  Each of the foregoing, a "Reporting Person."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  For Galleon Management, L.P.:
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

                  For each Reporting Person other than Galleon Management, L.P.:

                  c/o Galleon Management, L.P.
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

ITEM 2(C).  CITIZENSHIP:

                  For Raj Rajaratnam:  United States
                  For Galleon Captains Offshore, Ltd.: Bermuda
                  For Galleon Technology Offshore, Ltd.: Bermuda

CUSIP NO. 30226D106                   13G                    Page 16 of 23 Pages

                  For Galleon Communication Offshore, Ltd.: British Virgin
                  Islands
                  For Galleon Buccaneers Offshore, Ltd.: Cayman Islands
                  For Galleon Explorers Offshore, Ltd.: Cayman Islands
                  For each Reporting Person other than Raj Rajaratnam, Galleon Captains
                  Offshore, Ltd., Galleon Technology Offshore, Ltd., Galleon Communication Offshore, Ltd., Galleon Buccaneers
                  Offshore, Ltd., and Galleon Explorers Offshore, Ltd.: Delaware

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.001

ITEM 2(E).  CUSIP NUMBER:

                  30226D106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2 (B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.     OWNERSHIP.

      For Raj Rajaratnam, Galleon Management, L.P., and Galleon Management,
      L.L.C.:

      (a)   Amount Beneficially Owned:

                  6,281,073 shares of Common Stock

      (b)   Percent of Class:

                  5.2% (Based upon 121,858,503 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 27, 2005)

      (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 6,281,073

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 6,281,073

      For Galleon Advisors, L.L.C.:

      (a)   Amount Beneficially Owned:

                  1,184,975 shares of Common Stock

      (b)   Percent of Class:

                  1.0% (Based upon 121,858,503 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 27, 2005)

CUSIP NO. 30226D106                   13G                    Page 17 of 23 Pages

      (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 1,184,975

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 1,184,975

      For Galleon Captains Partners, L.P.:

      (a)   Amount Beneficially Owned:

                  613,325 shares of Common Stock

      (b)   Percent of Class:

                  0.5% (Based upon 121,858,503 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 27, 2005)

      (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 613,325

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 613,325

      For Galleon Captains Offshore, Ltd.:

      (a)   Amount Beneficially Owned:

                  2,589,498 shares of Common Stock

      (b)   Percent of Class:

                  2.1% (Based upon 121,858,503 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 27, 2005)

      (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 2,589,498

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 2,589,498

CUSIP NO. 30226D106                   13G                    Page 18 of 23 Pages

      For Galleon Technology Partners II, L.P.:

      (a)   Amount Beneficially Owned:

                  419,350 shares of Common Stock

      (b)   Percent of Class:

                  0.3% (Based upon 121,858,503 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 27, 2005)

      (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 419,350

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 419,350

      For Galleon Technology Offshore, Ltd.:

      (a)   Amount Beneficially Owned:

                  1,605,650 shares of Common Stock

      (b)   Percent of Class:

                  1.3% (Based upon 121,858,503 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 27, 2005)

      (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 1,605,650

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 1,605,650

CUSIP NO. 30226D106                   13G                    Page 19 of 23 Pages

      For Galleon Explorers Partners, L.P.:

      (a)   Amount Beneficially Owned:

                  32,900 shares of Common Stock

      (b)   Percent of Class:

                  0.0% (Based upon 121,858,503 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 27, 2005)

      (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 32,900

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 32,900

For Galleon Explorers Offshore, Ltd.:

      (a)   Amount Beneficially Owned:

                  167,100 shares of Common Stock

      (b)   Percent of Class:

                  0.1% (Based upon 121,858,503 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 27, 2005)

      (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 167,100

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 167,100

CUSIP NO. 30226D106                   13G                    Page 20 of 23 Pages

      For Galleon Communications Partners, L.P.:

      (a)   Amount Beneficially Owned:

                  119,400 shares of Common Stock

      (b)   Percent of Class:

                  0.1% (Based upon 121,858,503 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 27, 2005)

      (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 119,400

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 119,400

      For Galleon Communications Offshore, Ltd.:

      (a)   Amount Beneficially Owned:

                  483,100 shares of Common Stock

      (b)   Percent of Class:

                  0.4% (Based upon 121,858,503 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 27, 2005)

      (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 483,100

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 483,100

CUSIP NO. 30226D106                   13G                    Page 21 of 23 Pages

      For Galleon Buccaneers Offshore, Ltd.:

      (a)   Amount Beneficially Owned:

                  250,750 shares of Common Stock

      (b)   Percent of Class:

                  0.2% (Based upon 121,858,503 shares of Common Stock outstanding as reported by the Issuer in its Quarterly Report on Form 10-Q for the quarter ended March 27, 2005)

      (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 250,750

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 250,750

Pursuant to the partnership agreement of Galleon Captains Partners, L.P., Galleon Technology Partners II, L.P., Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P., Galleon Technology Partners II, L.P., Galleon Explorers Partners, L.P., and Galleon Communication Partners, L.P., and pursuant to an investment management agreement, Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Technology Offshore, Ltd., Galleon Communications Offshore, Ltd., Galleon Explorers Offshore, Ltd., and Galleon Buccaneers Offshore, Ltd. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Technology Partners II, L.P., Galleon Technology Offshore, Ltd., Galleon Explorers Partners, L.P., Galleon Explorers Offshore, Ltd., Galleon Communication Partners, L.P., Galleon Communication Offshore, Ltd., and Galleon Buccaneers Offshore, Ltd., as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

CUSIP NO. 30226D106                   13G                    Page 22 of 23 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

            Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10. CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 30226D106                   13G                    Page 23 of 23 Pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             /s/ RAJ RAJARATNAM
                             ---------------------------------------------------
                             Raj Rajaratnam, for HIMSELF;
                             For GALLEON MANAGEMENT, L.P., as the Managing
                                Member of its General Partner, Galleon
                                Management, L.L.C.;
                             For GALLEON MANAGEMENT, L.L.C., as its
                                Managing Member;
                             For GALLEON ADVISORS, L.L.C., as its Managing
                                Member;
                             For GALLEON CAPTAINS PARTNERS, L.P., as the
                                Managing Member of its General Partner,
                                Galleon Advisors, L.L.C.;
                             For GALLEON CAPTAINS OFFSHORE, LTD., as the
                                Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                             For GALLEON TECHNOLOGY PARTNERS II, L.P., as the
                                Managing Member of its General Partner, Galleon Advisors, L.L.C.;
                             For GALLEON TECHNOLOGY OFFSHORE, LTD., as the
                                Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                             For GALLEON EXPLORERS PARTNERS, L.P., as the
                                Managing Member of its General Partner, Galleon Advisors, L.L.C.;
                             For GALLEON EXPLORERS OFFSHORE, LTD., as the
                                Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                             For GALLEON COMMUNICATION PARTNERS, L.P., as the
                                Managing Member of its General Partner, Galleon Advisors, L.L.C.;
                             For GALLEON COMMUNICATION OFFSHORE, LTD., as the
                                Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory; and
                             For GALLEON BUCCANEERS OFFSHORE, LTD., as the
                                Managing Member of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.

Dated: July 15, 2005

                                    EXHIBIT 1

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


                                /s/ RAJ RAJARATNAM
                                ------------------------------------------------
                                Raj Rajaratnam, for HIMSELF;
                                For GALLEON MANAGEMENT, L.P., as the Managing
                                   Member of its General Partner, Galleon
                                   Management, L.L.C.;
                                For GALLEON MANAGEMENT, L.L.C., as its Managing
                                   Member;
                                For GALLEON ADVISORS, L.L.C., as its Managing
                                   Member;
                                For GALLEON CAPTAINS PARTNERS, L.P., as the
                                   Managing Member of its General Partner,
                                   Galleon Advisors, L.L.C.;
                                For GALLEON CAPTAINS OFFSHORE, LTD., as the
                                   Managing Member of Galleon Management,
                                   L.L.C., which is the General Partner of
                                   Galleon Management, L.P., which in turn, is
                                   an Authorized Signatory;
                                For GALLEON TECHNOLOGY PARTNERS II, L.P., as the
                                   Managing Member of its General Partner,
                                   Galleon Advisors, L.L.C.;
                                For GALLEON TECHNOLOGY OFFSHORE, LTD., as the
                                   Managing Member of Galleon Management,
                                   L.L.C., which is the General Partner of
                                   Galleon Management, L.P., which in turn, is
                                   an Authorized Signatory;
                                For GALLEON EXPLORERS PARTNERS, L.P., as the
                                   Managing Member of its General Partner,
                                   Galleon Advisors, L.L.C.;
                                For GALLEON EXPLORERS OFFSHORE, LTD., as the
                                   Managing Member of Galleon Management,
                                   L.L.C., which is the General Partner of
                                   Galleon Management, L.P., which in turn, is
                                   an Authorized Signatory;
                                For GALLEON COMMUNICATION PARTNERS, L.P., as the
                                   Managing Member of its General Partner,
                                   Galleon Advisors, L.L.C.;
                                For GALLEON COMMUNICATION OFFSHORE, LTD., as the
                                   Managing Member of Galleon Management,
                                   L.L.C., which is the General Partner of
                                   Galleon Management, L.P., which in turn, is
                                   an Authorized Signatory; and
                                For GALLEON BUCCANEERS OFFSHORE, LTD., as the
                                   Managing Member of Galleon Management,
                                   L.L.C., which is the General Partner of
                                   Galleon Management, L.P., which in turn, is
                                   an Authorized Signatory.

Dated: July 15, 2005